Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 4, 2015 (the “Effective Date”), is entered into by and among Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), Atlas Resource Partners, L.P., a Delaware limited partnership (“ARP”), and Daniel C. Herz (the “Executive”).

WHEREAS, the Executive previously served as Senior Vice President, Corporate Development and Strategy of Atlas Energy, L.P., a Delaware limited partnership and predecessor of the Company (the “Predecessor”), pursuant to that certain Agreement for Services, dated as of November 4, 2011 (the “Prior Agreement”), by and between the Predecessor and the Executive; and

WHEREAS, the Company, ARP, and the Executive wish to set forth in this Agreement the terms and conditions under which the Executive will be employed by the Company and, through such employment, provide services to ARP.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment; Title. The Executive shall serve as the President of the Company (the “Position”) and the Chief Executive Officer of ARP during the Contract Period (as defined below).

2. Services; Duties; Reporting. The Executive will serve the Company diligently, competently, and to the best of his ability during the Contract Period. The Executive will devote substantially all of his working time and attention to the business of the Company and its affiliates (collectively, the “Companies”), and the Executive will not undertake any other duties which conflict with his responsibilities to the Companies. The Executive shall report to the Chief Executive Officer of the Company and the Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”). The Executive will render such services as may reasonably be required of the Executive to accomplish the business purposes of the Company, which shall include, but are not limited to, day-to-day oversight of the Company’s business and those of any subsidiaries of the Company and entities managed by the Company (including, without limitation, ARP), and such additional duties, which are appropriate to the Position, as the Chief Executive Officer or the Chairman may assign to the Executive from time to time. The Company acknowledges that the Executive has in the past participated in or served, and does currently and is expected in the future to participate in or serve, in other professional and civic activities, including civic and charitable boards or committees, industry associations, fulfill speaking engagements or teach at educational institutions and other activities that do not conflict with the business and affairs of the Companies or interfere, individually or in the aggregate, with the Executive’s performance of his duties hereunder.

3. Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 6, shall continue for an initial period of two years after the Effective Date, subject to automatic extensions as provided for in this Section 3. Beginning on the first anniversary of the Effective Date, the term of this Agreement shall automatically renew daily so that on any day on which this Agreement is in effect, the Contract Period shall have a then-remaining term of not less than one year; provided, however, that such automatic extension shall cease upon the Company’s written notice to the Executive of its election to terminate this Agreement at the end of the one-year period then in effect, which such notice may not be given prior to the one-year anniversary of the Effective Date. The term of this Agreement, as in effect from time to time pursuant to the terms and conditions of this Section 3, shall hereinafter be referred to as the “Contract Period.” A termination of the Executive’s employment under this Agreement for any reason shall be referred to as a “Termination.”

4. Compensation. The Executive’s compensation and participation in equity compensation and benefits during the Contract Period shall be as follows:

4.1 Base Salary. During the Contract Period, the Executive shall receive an annual base salary of $350,000 (“Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time, and shall be subject to all applicable withholding requirements. During the Contract Period, the Annual Base Salary may be reviewed by the Board for possible increase, and the Executive’s Annual Base Salary shall not be decreased after any such increase.

4.2 Bonus. The Executive shall be eligible to receive a bonus determined in accordance with procedures established by the Compensation Committee of the Board (the “Committee”). All bonus payments shall be subject to all applicable withholding requirements.

4.3 Equity Compensation. The Executive shall be eligible to receive grants of equity-based compensation in the form of restricted unit grants, options to purchase units, phantom units, or other forms of equity-based compensation that the Board or the Committee may determine. Such equity-based compensation may be with respect to the securities of the Company or any other affiliate within the group of Companies. Collectively, all equity-based compensation in any of the Companies will be referred to as “Units.” Except as otherwise provided for in this Agreement, any unvested Units will be subject to forfeiture in accordance with the applicable long-term incentive plan pursuant to which such Units are granted (the “Restrictions”). For purposes of the Units, the Executive’s employment will be considered to continue as long as he remains employed by or performs services for any of the Companies. Notwithstanding anything to the contrary in the Companies’ grant agreements, if (a) the Executive’s employment is terminated by the Company without Cause (as defined below, and taking into account the application of Section 6.7), (b) the Executive terminates his employment for Good Reason (as defined below), (c) the Executive terminates his employment within 60 days following receipt of a notice of non-renewal of the Agreement by the Company in accordance with the terms and conditions of Section 3, or (d) the Executive’s employment is terminated by reason of death or Disability (as defined below), then (subject to the terms and conditions of Section 7.3(d) in the case of clauses (a) and (b)) any Restrictions with respect to any Units outstanding and held by the Executive on the Date of Termination (as defined below) shall terminate as of the Date of Termination, and all such Units shall be fully vested and, in the case of options to purchase Units, exercisable and remain in effect and exercisable through the end of their respective terms, without regard to the Termination.

5. Benefits.

5.1 Vacation Leave. The Executive is entitled to take vacation days, holidays, and personal days according to the Company’s regular policies and procedures applicable to other executives of the Company.

5.2 Benefit Plans. During the Contract Period and, to the extent specifically provided for herein, thereafter, (a) the Executive shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of the Company to the extent they are generally available to other senior officers, directors, and executives of the Company, and (b) the Executive and/or his family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors, or executives of the Company. The Company retains the right to select and to change any insurance provider at its discretion.

5.3 Expenses. The Company shall reimburse the Executive for all reasonable and necessary work-related administrative and travel expenses incurred by the Executive in carrying out his duties under this Agreement, pursuant to the Company’s business expense policies and procedures. Written receipts shall be submitted to document all expenses for which reimbursement is sought in accordance with the Company’s policies and procedures in effect from time to time.

6. Termination. Anything herein contained to the contrary notwithstanding, the Executive’s employment shall terminate as a result of any of the following events:

6.1 Death. The Executive’s death.

6.2 Cause. Termination by the Company for Cause. For purposes of this Agreement, “Cause” shall encompass any of the following: (a) the Executive has committed any demonstrable and material act of fraud; (b) illegal or gross misconduct by the Executive that is willful and results in damage to the business or reputation of the Companies; (c) the Executive is convicted of a felony or a crime involving fraud or embezzlement; (d) the continued failure by the Executive to substantially perform his duties under this Agreement (other than as a result of physical or mental illness or injury) after the Company delivers to the Executive a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which the Company believes that the Executive has not substantially performed his duties; or (e) the Executive has failed to follow reasonable written directions of the Company that are consistent with his duties hereunder and not in violation of applicable law, provided the Executive shall have ten business days after written notice to cure such failure (to the extent then curable). In order to terminate the Executive’s employment for Cause, the Company must give the Executive written notice of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct constituting Cause and the specific provisions of this Agreement on which such claim is based.

6.3 Without Cause. Termination by the Company without Cause upon not less than 90 days’ prior written notice to the Executive.

6.4 Disability. The Executive becomes disabled by reason of physical or mental disability for more than 180 days in the aggregate or a period of 90 consecutive days during any 365-day period and the Board determines, in good faith based upon medical evidence, that the Executive, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”). The Executive agrees to provide his medical records and to submit to a medical examination so that the Board may make its determination. A Termination by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the 30th day after the Executive’s receipt of such notice (the “Disability Effective Date”), unless the Executive returns to full-time performance of his duties before the Disability Effective Date.

6.5 Good Reason. Termination by the Executive with Good Reason upon 30 days’ prior written notice to the Company (subject to the Company’s cure right described below). For purposes of this Agreement, “Good Reason” shall mean any of the following: (a) a material reduction in Base Salary; (b) a demotion of the Executive from the Position, it being understood that a demotion will have occurred if the Company, or a successor entity, ceases to be a public company; (c) a material reduction of the Executive’s duties under this Agreement, it being understood that a material reduction of duties will have occurred if the Executive is not an officer of any successor entity with the same or greater responsibilities as the Position; (d) the Company’s requiring the Executive to be relocated to a location more than 35 miles from the Executive’s location immediately prior to such relocation; or (e) any action or inaction that constitutes a material breach by the Company of this Agreement. In such case, the Executive must provide written notice of Termination with Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds with Good Reason as set forth in the Executive’s notice of Termination. If the Company does not correct the act or failure to act, the Executive must terminate employment with Good Reason within 30 days after the end of the cure period in order for the Termination to be considered a Termination with Good Reason.

6.6 Without Good Reason. A Termination by the Executive for any reason other than those set forth in Section 6.5 (other than due to the Executive’s death or Disability) upon not less than 120 days’ prior written notice to the Company.

6.7 Non-Renewal. A Termination at or after the end of the Contract Period following a non-renewal of this Agreement pursuant to the terms and conditions of Section 3. Such a Termination shall constitute a Termination without Cause for purposes of Sections 4.3, 7.3(d), and 8.2, and otherwise constitute a resignation without Good Reason for purposes of Section 7.2.

6.8 Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, or the date on which the Termination by the Company for Cause or without Cause or by the Executive with Good Reason or without Good Reason is effective in accordance with this Agreement, as the case may be.

7. Consideration Payable to the Executive upon Termination.

7.1 Disability; Death. If the Executive’s employment is terminated by reason of his Disability or death during the Contract Period, the Company shall pay to the Executive or the Executive’s designated beneficiaries (or, if there is no beneficiary, to the Executive’s estate or legal representative), as the case may be, in one cash payment within 60 days after the Date of Termination, the sum of the following amounts: (a) any portion of the Base Salary that has been earned through the Date of Termination but not paid to the Executive as of the Date of Termination; (b) any accrued but unpaid cash incentive compensation earned for any year prior to the year in which the Date of Termination occurs and, to the extent required to be paid under the terms of the Company policy in effect from time to time and applicable law, any accrued but unpaid vacation pay as of the Date of Termination; and (c) an amount representing the cash incentive compensation opportunity awarded to the Executive for the fiscal year in which the Date of Termination occurs equal to the amount of cash incentive compensation earned by the Executive with respect to the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is the total number of days in such fiscal year (such amounts in clauses (a), (b), and (c), the “Accrued Obligations”). Notwithstanding herein anything to the contrary, in the case of a Termination by reason of Disability or death, the Executive (in the case of Disability) and his dependents shall have health insurance paid for by the Company for a one-year period after the Date of Termination. In the event of Termination under this Section 7.1, all other benefits, payments or compensation to be provided to the Executive hereunder shall terminate, but the Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company and, as set forth in Section 4.3, any Restrictions with respect to any Units outstanding and held by the Executive on the Date of Termination shall terminate as of the Date of Termination, and all such Units shall be fully vested, in the case of any options to purchase Units, exercisable and, shall remain in effect and exercisable through the end of their respective terms, without regard to the Termination.

7.2 By the Company for Cause; By the Executive without Good Reason. If the Executive’s employment is terminated during the Contract Period by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive any portion of the Annual Base Salary and, to the extent required to be paid under the terms of the Company policy in effect from time to time and applicable law, any accrued vacation pay, in each case, through the Date of Termination, to the extent earned but not paid as of the Date of Termination. In the event of Termination under this Section 7.2, all other benefits, payments or compensation to be provided to the Executive hereunder shall terminate, but the Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company and all Units that have vested as of the Date of Termination shall not be subject to forfeiture.

7.3 By the Company without Cause; By the Executive with Good Reason. If, during the Contract Period, the Company terminates the Executive’s employment without Cause, or the Executive terminates employment with Good Reason, the Company shall pay to the Executive the Accrued Obligations within 60 days after the Date of Termination, and the Company will pay any other benefits accrued and due under any applicable benefit plans and programs of the Company pursuant to the terms of such respective plans and programs. In addition, if the Executive timely executes and does not revoke the Release (as defined in and subject to the terms and conditions of Section 7.3(d)), the Company shall pay to the Executive the following severance compensation (it being understood that the Executive is not entitled to any payments under any severance plan or program for employees or executives):

(a) The Company will pay the Executive severance compensation in an amount equal to two times the Annual Compensation (as defined below). The severance compensation shall be payable in a single lump sum no later than 60 days after the Date of Termination, subject to the terms and conditions of Section 25.1 and the Executive’s timely execution and nonrevocation of the Release prior to such payment.

(b) During the 24-month period following the Executive’s Date of Termination (the “Separation Period”), the Executive may elect continued health and dental coverage under the Company’s health and dental plans in which the Executive participated at the Date of Termination, as in effect from time to time; provided that the Executive shall be responsible for paying the full monthly cost of such coverage; and provided, further, that, if requested in writing by the Company, the Executive must timely elect continued coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code” and such coverage, the “COBRA Coverage”), it being understood in all cases that the COBRA Coverage continuation period under Section 4980B of the Code shall run concurrently with the Separation Period. The monthly cost shall be the premium determined for purposes of COBRA Coverage under Section 4980B(f)(4) of the Code in effect from time to time (the “COBRA Premium”). Each month in which the Executive pays the COBRA Premium, the Company will reimburse the Executive for the COBRA Premium in an amount equal to the COBRA Premium, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company. As an alternative, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided or result in penalty taxes to the Executive pursuant to Section 409A of the Code), the Company may elect to pay the Executive cash in lieu of such coverage in an amount equal to the product of the number of months then remaining in the Separation Period and the COBRA Premium. In each case, these payments will commence within 30 days following the Date of Termination, subject to the Executive’s timely execution and nonrevocation of the Release, and will be paid on the first payroll date of each month during the Separation Period; provided, however, that the first such installment shall be paid no earlier than the date on which the Release becomes non-revocable by its terms (the “Release Date”) and the first payment shall include any portion of such payments that would have otherwise been payable during the period between the Date of Termination and the Release Date.

(c) As set forth in Section 4.3, any Restrictions with respect to any Units outstanding and held by the Executive on the Date of Termination shall terminate as of the Date of Termination, and all such Units shall be fully vested, in the case of any options to purchase Units, exercisable and, shall remain in effect and exercisable through the end of their respective terms, without regard to the Termination.

(d) In order to receive payments under clauses (a), (b), and (c) of this Section 7.3, the Executive must sign and deliver to the Company a release, in a form acceptable to the Company, of any and all claims against the Company, the Companies, their respective officers, directors, and agents and all related parties with respect to all matters arising out of the Executive’s employment and the Termination (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit) within 45 days after the Date of Termination (the “Release”), and the Executive must not revoke such Release within the seven-day statutory revocation period after the Executive’s timely delivery of such Release to the Company. If the Executive does not sign and timely deliver the Release, or if the Executive revokes such Release within such seven-day statutory period, the Executive forfeits any and all right to any payments or benefits in this Agreement conditioned upon the Executive’s execution and nonrevocation of such Release.

(e) The payments provided pursuant to this Section 7.3 are intended to compensate the Executive for a Termination by the Company without Cause or by the Executive with Good Reason and shall be the sole and exclusive remedy therefor.

(f) As used in this Agreement, the following terms shall have the following meanings:

“Annual Compensation” shall mean, with respect to a fiscal year, the sum of (i) the Annual Base Salary, plus (ii) the Applicable Bonus.

“Applicable Bonus” shall mean (i) if the Date of Termination occurs after all the cash incentive compensation in respect of fiscal year 2017 has been paid (or after the time such compensation in respect of 2017 would have been paid in the ordinary course, if none shall be paid), the average of the Executive’s Incentive Compensation in respect of the three fiscal years preceding the fiscal year in which the Date of Termination occurs; (ii) if the Date of Termination occurs after all the cash incentive compensation in respect of fiscal year 2016 has been paid (or after the time such compensation in respect of 2016 would have been paid in the ordinary course, if none shall be paid), the average of the Executive’s Incentive Compensation in respect of fiscal year 2016 and 2015 and the Incentive Compensation from the Predecessor in respect of fiscal year 2014; (iii) if the Date of Termination occurs after all the cash incentive compensation in respect of fiscal year 2015 has been paid (or after the time such compensation in respect of 2015 would have been paid in the ordinary course, if none shall be paid), the average of the Executive’s Incentive Compensation in respect of fiscal year 2015 and the Incentive Compensation from the Predecessor in respect of fiscal year 2014; and (iv) if the Date of Termination occurs before all the cash incentive compensation in respect of fiscal year 2015 has been paid (or before the time such compensation in respect of 2015 would have been paid in the ordinary course, if none shall be paid), the Executive’s Incentive Compensation from the Predecessor in respect of fiscal year 2014.

“Change in Control” shall mean the occurrence of any of the following:

(i) a merger, consolidation, share exchange, division, or other reorganization or transaction of the Company with any entity, other than such a transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

(ii) the equity holders of the Company approve a plan of complete liquidation or winding-up of the Company;

(iii) a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company;

(iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

(v) any other sale of assets or restructuring transaction that has the effect of the enumerated transactions or events described in any of clauses (i) through (iv) above.

Notwithstanding the foregoing, with respect to any payment that is subject to Section 409A of the Code, Change in Control shall mean a “change of control event,” as defined in the regulations and guidance issued under Section 409A of the Code.

“Incentive Compensation” shall mean, in respect of a fiscal year, the sum of (i) all annual cash incentive compensation earned by the Executive in respect of such fiscal year (whether paid during such fiscal year or thereafter), plus (ii) if the applicable Termination occurs on or following a Change in Control, the aggregate grant date value of equity-based compensation granted to the Executive in lieu of annual incentive compensation earned in respect of such fiscal year. For purposes of clarity, the cash incentive compensation earned in respect of fiscal year 2015 shall include the $582,740 paid to the Executive during such fiscal year prior to the Effective Date and additional amounts, if any, that may be awarded with respect to such fiscal year.

8. Restrictive Covenants.

8.1 In connection with the Executive’s services to the Company, the Company agrees that it will provide access to certain proprietary and confidential information of the Company and the Companies that is not generally known to the public, including, but not limited to, its services, personnel, procedures, and financial information. The promises of the Company contained herein are not intended to be contingent upon continued employment but are intended by the parties to be fully enforceable at the time of the execution of this Agreement. The Executive acknowledges and agrees that the Executive’s employment by the Company creates a relationship of confidence and trust between the Executive and the Company that extends to all confidential information that becomes known to the Executive. The Executive agrees not to directly, indirectly, or otherwise, disclose, publish, make available to, or use for his own benefit or the benefit of any person, firm, corporation, or other entity for any reason or purpose whatsoever, any proprietary or confidential information during the Contract Period and thereafter other than in connection with performing the Executive’s services for the Company in accordance with this Agreement. Upon a Termination, the Executive agrees not to retain or take with him any confidential notes, records, documents, or other proprietary or confidential information about the Company, the Companies, or any of their affiliates prepared or obtained in the course of employment.

8.2 The Executive agrees that, if the Executive’s employment is terminated by the Company with Cause or the Executive resigns the Executive’s employment without Good Reason, then during the period commencing on the Date of Termination and ending on the date that is 18 months following the Date of Termination, the Executive shall not, directly or indirectly, anywhere in the Restricted Area (as defined below) engage or participate, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, or owner, in a Restricted Activity. Notwithstanding the foregoing, nothing in this Agreement shall preclude, prohibit, or restrict the Executive from acquiring, owning, or holding 5% or less of the outstanding interests in or securities of any publicly traded corporation. For purposes of this Agreement, (A) “Restricted Area” means the United States; and (B) “Restricted Activity” means a business engaged in the exploration, development, production, processing, storing, transportation, refinement, purification, marketing, and/or distribution of natural gas, crude oil, and natural gas liquids, or a business engaged (to any extent) in investing in or financing any of the foregoing.

8.3 The Executive agrees that, if the Executive’s employment is terminated by the Company with Cause or the Executive resigns the Executive’s employment without Good Reason, then during the period commencing on the Date of Termination and ending on the second anniversary of the Date of Termination, the Executive shall not, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly, solicit or hire, or attempt to solicit or hire, any employee of the Company or any of its affiliates (or any person employed by the Company or any of its affiliates within the six-month period prior to such solicitation or hire or attempt to solicit or hire) away from the Company or any of its affiliates. The foregoing shall not apply to general advertisements or solicitations that are not targeted to any specific individuals.

8.4 The Executive acknowledges that the restrictions contained in this Section 8 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of this Section 8 will result in irreparable injury to the Company. The Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits, and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive agrees that in the event of any such violation, an action may be commenced by the Company for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in New York or, if jurisdiction is lacking in New York, in any court of competent jurisdiction. The Executive hereby waives, to the fullest extent permitted by law, any objection that the Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that such suit, action, or proceeding has been brought in an inconvenient forum. The Executive agrees that effective service of process may be made upon the Executive under the notice provisions contained in Section 14.

9. Golden Parachute Excise Tax Modified Cutback.

9.1 Anything in this Agreement to the contrary notwithstanding, if a nationally recognized accounting firm as shall be designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or its affiliates in the nature of compensation to the Executive or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to Section 7.3 of this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

9.2 If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive absent manifest error and shall be made as soon as reasonably practicable and in no event later than 15 days following the applicable Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

9.3 As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

9.4 For purposes hereof, (a) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 9.1, and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

9.5 To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on, or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

10. Representations.

10.1 The Executive represents and warrants to the Company that he is not now subject to any noncompetition, restrictive covenant, or other restriction or agreement that would prevent, limit, or impair in any way his ability to perform all of his obligations under this Agreement.

10.2 The Executive agrees that during the Contract Period and for two years thereafter he will disclose and provide a copy of the confidentiality provisions of this Agreement to any prospective employer and/or recruiter.

11. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by the Executive as the result of employment by any other person, firm, or corporation.

12. Other Company Policies. The Executive understands and agrees that the Executive is subject to all other policies of the Company not inconsistent with this Agreement, including, but not limited to, policies pertaining to vacation entitlement, sick leave, holiday pay, health care, and expense reimbursement.

13. Interpretation and Enforcement of this Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party hereto. The Company expressly reserves the right to enforce any and all provisions of the Agreement. In the event of a breach or violation of this Agreement by the Executive, the Company may pursue all appropriate avenues of relief, including bringing legal action against the Executive, provided under this Agreement.

14. Notification and Waiver.

14.1 This Agreement is understood by the Executive to be clear and fully enforceable as written. The Executive should not execute it if he believes otherwise. However, if the Executive later challenges the enforceability or clarity of any provision of this Agreement, the Executive agrees to notify the Company of this challenge in writing at least 14 days before engaging in any activity that could possibly be prohibited by this Agreement. Both the Executive and the Company agree to then meet and confer or mediate for the purpose of resolving the dispute. If no resolution is arrived at, then the parties will be free to pursue all of their legal rights and remedies. If, however, the Executive elects not to provide advance notice described above and does not participate in good faith in the “meet and confer” process described above, then the Executive agrees that the Executive’s failure to comply will be considered a waiver of the Executive’s right to challenge the enforceability and/or clarity of the terms of this Agreement and the restrictions in it.

14.2 Any notice required by this Agreement or given in connection with it shall be in writing and shall be given to the appropriate party by personal delivery or by a nationally recognized overnight courier service, in each case, to the then current address of the party receiving such notice.

15. Entire Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter herein (including, without limitation, the Prior Agreement). This Agreement may not be modified unless the change or modification or waiver is in writing and signed by the Executive and an officer of the Company who is not the Executive.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

17. Arbitration. Except as provided otherwise in Section 8.4 and except with respect to any dispute in which the primary relief sought is an equitable remedy such as an injunction, in the event of any dispute under this Agreement, the parties shall be required to settle the dispute, controversy, or claim by arbitration in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by the Executive, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding, and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. The parties hereby agree that upon a Termination by the Company without Cause or by the Executive with Good Reason, the Company shall pay all amounts due to the Executive subject to the terms and conditions of Section 7.3 (it being agreed that TIME IS OF THE ESSENCE) without offset or reduction. If the Company determines it has an offset or basis for reduction with respect to any payment, it shall notify the Executive of such determination, in writing, as soon as reasonably practicable and in any event on or prior to the deadline for making such payment. In such case, the Company shall make the full payment, but the Executive shall be obligated to return any portion of such payment that is determined, pursuant to the terms and conditions set forth in this Section 17, to be owed by the Executive to the Company. In the event of an action hereunder in which the Executive is the prevailing party, the Company shall (subject to the terms and conditions of Section 25.2) promptly reimburse the Executive for his actual and reasonable legal fees and costs incurred in connection with such action.

18. Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit, or describe the scope of the Agreement of any of the obligations above.

19. No Assignment. Neither this Agreement nor any interest in this Agreement may be assigned by the Executive without the prior express written approval of the Company, which may be withheld by the Company at the Company’s sole and absolute discretion.

20. Severability. If any provision of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

21. Waiver of Jury Trial. The parties hereby knowingly, voluntarily, and intentionally waive the right any of them may have to a trial by jury in respect of any litigation based hereon or arising out of, under, or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written), or actions of any party in connection with the Executive’s employment with the Company. This provision is a material inducement for the parties’ acceptance of this Agreement. For the avoidance of doubt, the forgoing is not intended to modify the provisions of Section 17.

22. Continuing Effect. The Executive’s obligations and commitments under this Agreement, other than his obligation to perform duties under Sections 1 and 2, including specifically, without limitation, the promises and commitments of Sections 8, 9, 10, 16, and 17, shall continue after the Executive’s departure from the Company, regardless of the Executive’s Termination for any reason or any breach of any other obligation or agreement, if any, of the Company to the Executive.

23. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

24. Agreement is Knowing and Voluntary. The Executive has carefully reviewed this Agreement to assure his complete understanding of the Agreement’s full effect. The Executive has actively engaged in negotiations concerning the terms and conditions of the Agreement. The Executive has been given the opportunity by the Company to engage in a review of this Agreement independently, in consultation with an attorney. The Executive’s signing of this Agreement is knowing and voluntary.

25. Section 409A.

25.1 This Agreement is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of a penalty tax on the Executive under Section 409A of the Code, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a Termination shall, to the extent necessary in order to avoid the imposition of a penalty tax on the Executive under Section 409A of the Code, not be provided unless such Termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if the Executive is considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on the Executive under Section 409A of the Code, be delayed for six months after the Executive’s “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten days after the end of the six-month period. If the Executive dies during the six-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

25.2 For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

26. Payments Allocated to ARP. Notwithstanding anything in this Agreement to the contrary, ARP shall be jointly and severally liable with the Company to the Executive for payments owed to the Executive hereunder to the extent such payments (or portion thereof) would be, if paid by the Company, either (a) paid on behalf of the Partnership Group (as defined in the Amended and Restated Limited Partnership Agreement of ARP, dated as of March 12, 2012, as amended (the “ARP Partnership Agreement”)), or (b) be allocable to the Partnership Group, in each case, in accordance with Section 7.5(b) of the Partnership Agreement (such payments, the “ARP Allocated Payments”). At the Executive’s election, ARP shall directly pay to the Executive any ARP Allocated Payment in lieu of the Company paying such ARP Allocated Payment, and any such amount that is directly paid by ARP shall not be subject to reimbursement pursuant to Section 7.5(b) of the ARP Partnership Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

ATLAS ENERGY GROUP, LLC

By:	/s/ Lisa Washington
	Name:	Lisa Washington
	Title:	Vice President, Chief Legal Officer and Secretary

ATLAS RESOURCE PARTNERS, L.P.

By:	Atlas Energy Group, LLC,
its general partner

By:	/s/ Lisa Washington
	Name:	Lisa Washington
	Title:	Vice President, Chief Legal Officer and Secretary of ARP

EXECUTIVE

/s/ Daniel C. Herz
Daniel C. Herz

[Signature Page to Herz Employment Agreement]